Exhibit 99.3
CONSENT OF MORGAN STANLEY & CO. INCORPORATED
We hereby consent to the use in this Amendment No. 1 to the Registration Statement of The Toronto-Dominion Bank on Form F-4 and in the Proxy Statement/Prospectus of The Toronto-Dominion Bank and The South Financial Group, Inc., which is part of the Registration Statement, of our opinion dated May 17, 2010 appearing as Appendix B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinion of TSFG’s Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — TSFG’s Reasons for the Merger”, “The Merger — Opinion of TSFG’s Financial Advisor” and “Proposal No. 1: The Merger Agreement — Representations and Warranties”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Travis Machen
	Name:	Travis Machen
	Title:	Executive Director

New York, New York
August 24, 2010